EXHIBIT 5

[Ober, Kaler, Grimes & Shriver letterhead]

October 27, 2004

Board of Directors

SFSB, Inc.

1614 Churchville Road

Bel Air, Maryland 21015

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel for SFSB, Inc., a federally chartered stock holding company in organization (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 1,339,031 shares of the Company’s Common Stock, $0.01 par value per share (the “Securities”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials, of officers and representatives of the Company as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company,

Board of Directors

SFSB, Inc.

October 27, 2004

and have relied upon the accuracy and completeness of the relevant facts stated therein without independent verification.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning law other than federal law. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when:

(i) the Registration Statement has become effective under the Act, and

(ii) the Securities have been sold in the manner and for the consideration contemplated in the Registration Statement, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal and Tax Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ OBER, KALER, GRIMES & SHRIVER

OBER, KALER, GRIMES & SHRIVER,

a Professional Corporation